EXHIBIT 10.2



                        AMENDMENT TO EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                      AMERICAN MEDICAL SECURITY GROUP, INC.
                                       AND
                                SAMUEL V. MILLER


         This Amendment ("Amendment") to the Employment Agreement by and between AMERICAN MEDICAL SECURITY GROUP, INC. ("Company") and SAMUEL V. MILLER ("Employee") is effective this 15th day of September, 2004.

                                   WITNESSETH:

         WHEREAS, on September 28, 2000, Company and Employee entered into an Employment Agreement which was amended September 28, 2000 and further amended January 1, 2004 (as amended, the "Agreement").

         WHEREAS, Company and Employee mutually agree to amend the Agreement as set forth below.

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

         1. Section 1.1 is amended by the addition of the following sentence to the end of Section 1.1.

         Notwithstanding the foregoing, no written notice of intention not to renew shall be given prior to December 3, 2004.

         2. Section 4.5(f) is amended to provide that the Company shall satisfy obligations under Section 4.5(f) by providing individual insurance policies and is hereby amended and restated in its entirety to read as follows:

         (f) individual medical, dental, long-term disability, and life insurance policies (one or more of which may be furnished directly by the Company) which shall provide the Employee and his dependents with substantially equivalent insurance coverage to each coverage that was in place at the time of the Qualifying Separation for a period of three (3) years immediately following the Qualifying Separation.

         3. Section 4.5(g) is hereby amended and restated in its entirety to read as follows:

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         (g) if the excise tax imposed under the Internal Revenue Code of 1986, as amended, (the "Code") Section 4999 on "excess parachute payments", as defined in the Code Section 280G, is incurred on account of (A) any amount paid or payable to or for the benefit of the Employee pursuant to this Article IV, (B) fees and expenses under Section 6.7 of this Agreement or (C) any other amount paid or payable by the Company, any entity whose actions result in a Change of Control or an affiliate of the Company or any such entity (the "Change of Control Benefits"), the Company shall indemnify the Employee and hold him harmless against all claims, losses, damages, penalties, expenses, and excise taxes. To effect this indemnification, the Company shall pay the Employee the Additional Amount on the date the Employee becomes entitled to receive any payment or benefit purusant to clause (i) or (ii) above that is subject to the excise tax imposed under Section 4999 of the Code (or such successor provision thereto) (the "Excise Tax"). For purposes of the Plan, the "Additional Amount" shall mean the amount necessary to indemnify and hold the Employee harmless from
(A) the Excise Tax with respect to the Change of Control Benefits and (B) the amount required to satisfy (y) the additional Excise Tax, and (z) the federal, state and local income taxes for which the Employee is liable with respect to the Additional Amount (the sum of items (A) and (B) of this Section 4.5(g) being hereunder referred to as the "Additional Tax Liability").

                  (1) For purposes of determining the amount and timing of the payments of the Additional Amount, (i) all Change of Control Benefits shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of the Company's independent auditors or other qualified professional engaged by the Company (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments including by reason of
         Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Auditor, such excess paracute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Additional Amount, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Auditor shall address any opinion required hereunder to the Employee and such opinion shall state that the Employee is entitled to rely on such opinion without risk of any penalty.

                  (2) If the Employee's Additional Tax Liability is subsequently determined to be less than the amount of the Additional Amount paid to the

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


         Employee, the Employee shall repay to the Company that portion of the Additional Amount payment attributable to such reduction (plus interest on the amount of such repayment at the rate provided in
         Section 1274(b)(2)(B) of the Code). If the Employee's Additional Tax Liability is subsequently determined to be more than the amount of the Additional Amount paid to the Employee, the Company shall make an additional payment in respect of such excess, as well as the amount of any penalty or interest assessed with respect thereto at the time that the amount of such excess, penalty or interest is finally determined.

                  (3) Notwithstanding any other provision of this Section 4.5(g) to the contrary, if the aggregate "After-Tax Amount" (as defined below) of the Change of Control Benefits that would be payable to the Employee does not equal or exceed 110% of the "After-Tax Floor Amount" (as defined below), then no Additional Amount shall be payable to the Employee and the aggregate amount of Change of Control Benefits payable to the Employee shall be reduced (but not below the "Floor Amount" as defined below) to the largest amount that would both (i) not cause any Additional Tax Liability to be payable by the Employee and (ii) not cause any Change of Control Benefits to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision). For purposes of the preceding sentence, the Employee shall be deemed to be subject to the highest marginal rate of federal, state, and local taxes, excluding Social Security, Medicare, and alternative minimum taxes or similar tax consequences.

         "After-Tax Amount" means the portion of a specified amount that would remain after payment of all federal, state, and local taxes (excluding Social Security, Medicare, and alternative minimum taxes or similar tax consequences), and Additional Tax Liability paid or payable by the Employee in respect of such specified amount.

         "After-Tax Floor Amount" means the After-Tax Amount of the Floor
Amount.

         "Floor Amount" means the greatest pre-tax amount of Change of Control Benefits that could be paid to the Employee without causing the Employee to become liable for any Additional Tax Liability in connection therewith.

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



         IN WITNESS WHEREOF, the parties have executed this Amendment on this 15th day of September, 2004.

                                      AMERICAN MEDICAL SECURITY GROUP


                                      By:    /s/ Timothy J. Moore
                                             Name:  Timothy J. Moore
                                             Title: Senior Vice President of
                                                    Corporate Affairs, General
                                                    Counsel and Secretary


                                      EXECUTIVE



                                      /s/ Samuel V. Miller


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